EXHIBIT 99.1

                CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.


                 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                     FOR THE THREE AND NINE MONTHS ENDED

                         SEPTEMBER 30, 1997 AND 1996


                        PART I - FINANCIAL INFORMATION


ITEM 1. FINANCIAL STATEMENTS

a)              CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.

                          CONSOLIDATED BALANCE SHEET
                                (in thousands)



                                               September 30,    December 31,
                                                    1997            1996
                                                (Unaudited)        (Note)
Assets
Cash and cash equivalents                       $   1,717       $   1,478
Other assets                                        5,049           4,956
Investments in limited partnerships                    --             336
Investment properties:
 Land                                              10,841          10,841
 Building and related personal equipment           91,680          89,443
                                                  102,521         100,284
 Less accumulated depreciation                    (61,830)        (58,187)
                                                   40,691          42,097

                                                $  47,457       $  48,867

Liabilities and Partners' Deficit

Accounts payable and accrued expenses           $   1,489       $   1,793
Mortgage notes and interest payable                33,073          33,395
Master loan and interest payable                  232,884         216,775
                                                  267,446         251,963
Partners' Deficit
General partner                                    (2,186)         (2,017)
Limited partners                                 (217,803)       (201,079)
                                                 (219,989)       (203,096)

                                                $  47,457       $  48,867



Note: The balance sheet at December 31, 1996, has been derived from the audited financial statements at that date but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

         See Accompanying Notes to Consolidated Financial Statements


b)              CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.

                           STATEMENTS OF OPERATIONS
                                 (Unaudited)
                                (in thousands)


                                        Three Months Ended    Nine Months Ended
                                          September 30,         September 30,
                                         1997       1996       1997       1996
Revenues:
 Rental income                       $ 4,532      $ 4,267   $ 13,643   $ 13,105
 Other income                             30           16         74         61
         Total revenues                4,562        4,283     13,717     13,166

Expenses:
  Operating                            2,673        2,658      7,668      7,836
  General and administrative             119          163        440        447
  Interest                             6,155        5,729     18,459     17,186
  Depreciation and amortization        1,373        1,283      4,043      3,841
  Write down of investment
  properties                              --           --         --        800
         Total expenses               10,320        9,833     30,610     30,110

            Net loss                 $(5,758)     $(5,550)  $(16,893)  $(16,944)

Net loss allocated
  to general partner (1%)            $   (58)     $   (55)  $   (169)  $   (169)
Net loss allocated
  to limited partners (99%)           (5,700)      (5,495)   (16,724)   (16,775)

                                     $(5,758)     $(5,550)  $(16,893)  $(16,944)

         See Accompanying Notes to Consolidated Financial Statements


c)                 CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.

                    CONSOLIDATED STATEMENT OF PARTNERS' DEFICIT
                                    (Unaudited)
                                   (in thousands)

                                                General     Limited
                                                Partner     Partners       Total
Partners' deficit at December 31, 1995        $(1,797)   $(179,265)    $(181,062)

Net loss for the nine months ended
  September 30, 1996                             (169)     (16,775)      (16,944)

Distributions to partners                          (1)          (7)           (8)

Partners' deficit at September 30, 1996       $(1,967)   $(196,047)    $(198,014)

Partners' deficit at December 31, 1996        $(2,017)   $(201,079)    $(203,096)

Net loss for the nine months ended
  September 30, 1997                             (169)     (16,724)      (16,893)

Partners' deficit at September 30, 1997       $(2,186)   $(217,803)    $(219,989)

            See Accompanying Notes to Consolidated Financial Statements

d)                 CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.

                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (Unaudited)
                                   (in thousands)



                                                           Nine Months Ended
                                                             September 30,
                                                            1997        1996
Cash flows from operating activities:
 Net loss                                                $(16,893)   $(16,944)
 Adjustments to reconcile net loss to net
  cash provided by operating activities:
   Depreciation and amortization                            4,123       3,852
   Write-down of investment property                           --         800
   Bad debt                                                   134          --
   Change in accounts:
      Other assets                                           (678)        106
      Accounts payable and accrued expenses                  (304)       (259)
      Interest on master loan                              16,368      15,534
      Interest payable                                       (115)         67
       Net cash provided by operating activities            2,635       3,156

Cash flows from investing activities:
 Property improvements and replacements                    (2,237)     (3,100)
 Distributions from investment in limited partnerships        336         124
       Net cash used in investing activities               (1,901)     (2,976)


Cash flows from financing activities:
 Principal payments on notes payable                         (207)       (323)
 Principal payments on Master Loan                           (409)       (625)
 Loan costs paid                                              (29)        (68)
 Advances received on Master Loan                             150       1,000
 Distributions paid to Partners                                --          (8)
       Net cash used in financing activities                 (495)        (24)

Net increase in cash and cash equivalents                     239         156

Cash and cash equivalents at beginning of period            1,478       2,132

Cash and cash equivalents at end of period               $  1,717    $  2,288

Supplemental disclosure of cash flow information:
 Cash paid for interest                                  $  2,127    $  1,574

            See Accompanying Notes to Consolidated Financial Statements


e)                 CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (Unaudited)



NOTE A - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Consolidated Capital Equity Partners/Two, L.P. ("CCEP/2") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of ConCap Equities, Inc., (the "General Partner"), all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1997, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997.

Consolidation

In 1985, Equity Partners/Two ("EP/2"), a California general partnership, together with Anderson CC 2, a Georgia limited partnership, entered into a general partnership agreement ("CC Office Associates") to acquire Cosmopolitan Center, an office building located in Atlanta, Georgia. Pursuant to such general partnership agreement, the property ownership is split 90%/10% between CCEP/2, as successor to EP/2, and Anderson CC 2, respectively. CCEP/2's investment in CC Office Associates is consolidated in CCEP/2's financial statements. No minority interest liability has been reflected for Anderson CC 2's minority 10% interest because the Master Loan balance, which is secured by a deed of trust held by Consolidated Capital Institutional Properties/2 ("CCIP/2") on Cosmopolitan Center, exceeds the value of the property. As a result, CC Office Associates has a net capital deficit and no minority liability exists with respect to CCEP/2.

NOTE B - RELATED PARTY TRANSACTIONS

CCEP/2 has no employees and is dependent on the General Partner and its affiliates for management and administration of all partnership activities. CCEP/2 paid property management fees based upon collected gross rental revenues for property management services in each of the nine month periods ended September 30, 1997 and 1996. Fees paid to affiliates of the General Partner during the nine month periods ended September 30, 1997 and 1996, are included in operating expenses on the consolidated statement of operations and are reflected in the following table. The Partnership Agreement (the "Agreement") also provides for reimbursement to the General Partner and its affiliates for costs incurred in connection with the administration of CCEP/2's activities. The General Partner, and its current affiliates, received reimbursements for the nine months ended September 30, 1997 and 1996, as reflected in the following table.

Also, CCEP/2 is subject to an Investment Advisory Agreement between CCEP/2 and an affiliate of the General Partner. This agreement provides for an annual fee, payable in monthly installments, to an affiliate of the General Partner for advising and consulting services for CCEP/2's properties. Advisory fees paid pursuant to this agreement are included in general and administrative expenses on the consolidated statement of operations and are reflected in the following table:


                                                                September 30,
                                                               1997       1996
                                                                (in thousands)

 Property management fees                                     $661      $626
 Investment advisory fees                                      115       115
 Lease commissions                                             265       233
 Reimbursement for services of affiliates, including
    approximately $15,000 and $39,000 of construction
    oversight reimbursements in 1997 and 1996, respectively    211       257


In addition to the compensation and reimbursements described above, interest payments are made to and loan advances are received from CCIP/2 pursuant to the Master Loan Agreement, which is described more fully in the 1996 Annual Report. No interest payments were made during the nine month period ended September 30, 1996. An interest payment of approximately $89,000 was made during the nine month period ended September 30, 1997. (See further discussion in "Note C"). An advance for $150,000 was received under the Master Loan Agreement during the nine months ended September 30, 1997. Advances in the amount of $1,000,000 were made under the Master Loan Agreement during the nine months ended September 30, 1996, to fund planned improvements at CCEP/2's investment properties. Principal payments of approximately $409,000 and $625,000 were made on the Master Loan during the nine months ended September 30, 1997 and 1996, respectively.

For the period of January 1, 1996 to August 31, 1997, the Partnership insured its properties under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the General Partner who received payments on these obligations from the agent. The amount of CCEP/2's insurance premiums accruing to the benefit of the affiliate of the General Partner by virtue of the agent's obligations is not significant.


NOTE C - MASTER LOAN AND ACCRUED INTEREST PAYABLE

The Master Loan principal and accrued interest payable balances at September 30, 1997, and December 31, 1996, are approximately $232,884,000 and approximately $216,775,000, respectively.

Terms of Master Loan Agreement

Under the terms of the Master Loan Agreement, interest accrues at 10% per annum. Payments are currently payable quarterly in an amount equal to "Excess Cash Flow," generally defined in the Master Loan Agreement as net cash flow from operations after third-party debt service and capital expenditures. Any unpaid interest is added to principal, compounded annually, and is payable at the loan's maturity. Any net proceeds from the sale or refinancing of any of CCEP/2's properties are paid to CCIP/2 under the terms of the Master Loan Agreement. The Master Loan Agreement matures in November 2000.

During the nine months ended September 30, 1997, CCEP/2 paid approximately $409,000 to CCIP/2 as principal payments on the Master Loan. These payments were comprised of cash received by CCEP/2 on certain investments which is required to be transferred to CCIP/2 per the Master Loan Agreement. An interest payment of approximately $89,000 was made during the nine months ended September 30, 1997.

NOTE D - ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

Investment properties are accounted for under FASB Statement No 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS 121"). SFAS 121 requires that impairment losses be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The fair values of the investment properties owned by the Partnership were determined using the net operating income of the investment property capitalized at a rate deemed reasonable for the type of property. Based on this valuation analysis it was determined that there was an impairment loss at Town Center, and the Partnership recorded a write down of $800,000 at the property. This write down was caused by a decrease in occupancy and rental rates at the property. The General Partner believes that it is unlikely that the property will be able to increase occupancy or rental rates and that this write down is necessary due to the location of the property and the weak economy in the Orange County, California area.

NOTE E - CONTINGENCIES

In May 1997, the Partnership was named as a defendant in a lawsuit brought by PHC Construction Corporation in the Circuit Court for Oakland County, Michigan. The complaint arises from construction services allegedly performed by the plaintiff at several property locations in Southfield, Michigan and asserts claims for breach of contract, quantum meruit and promissory estoppel. The Partnership was only recently served with the complaint and is evaluating its position.